EXHIBIT 10.3
June 18, 2009
Merritt Alberti
[Address]
RE: Relocation Expense Allowance
Dear Merritt,
We have mutually agreed to your relocation to Austin, Texas commencing no later than July 31, 2009.
This letter serves to clarify the agreement and outlines compensation provisions that Callidus Software, “The Company”, agrees to provide to you in connection with your relocation. This agreement is not an employment contract nor does it alter your status as an at-will employee of the Company. You may resign or be terminated at any time, with or without cause.
The Company will provide you with an initial expense allowance up to a maximum of $20,000 gross to cover some of the costs associated with the relocation of you and your family from Scottsdale, Arizona to Austin, Texas. These expenses may include packing and movement of household goods, transit insurance for household effects, transportation expenses to new location, temporary living expenses (lodging and food), and house hunting trip. Please note you are responsible to contract with a moving company and will be responsible for filing any and all claims for losses or damage directly with the carrier. Under no circumstances will Callidus Software assume the responsibility for personal or property damage incurred while traveling or moving
The expense allowance will be included in your W-2 as ordinary income and is subject to withholding of applicable income and employment taxes. The company will advance you a lump sum payment with the July 30, 2009, paycheck. Please retain your original receipts for your own records in anticipation of your 2009 personal tax reporting, and defer to the IRS regulation on permissible expenses.
In addition, to cover some of your housing expenses in Texas, starting on July 31, 2009, and payable on the last paycheck of each month, the Company will provide a housing allowance, not to exceed the net amount of $5,000 per month for a maximum of 12 months with the last payment ending on June 30, 2010. This payment will be reported as taxable wages on your W-2 Form. If you lease your Scottsdale, Arizona home during this 12 month period, the housing allowance will be reduced by the amount of monthly compensation you receive in conjunction with the leasing agreement of your Arizona home. If you sell your home in Scottsdale, Arizona, then the housing allowance will discontinue the month that your home closes escrow. In the event that you resign your position or your employment at Callidus Software is terminated for Cause within the 12 months following your receipt of an expense allowance, you agree to repay any relocation expense allowance paid by Callidus Software to you or on your behalf. You agree that your repayment to Callidus of the expense allowance paid to you shall be made no later than thirty (30) days after your termination date. However, should Callidus Software terminate your employment for any reason other than for cause you will not be obligated to repay any relocation expenses paid by Callidus Software to you or on your behalf.
As evidence of your acceptance of the terms of the above, please sign below and return a copy via fax to (408) 975-6634 or return a copy by U.S. mail to: Callidus Software, Attn: Michele Sasser, Sr. HR Generalist, 160 West, 15th Floor, Santa Clara Street, San Jose, CA 95113 no later than Friday, June 19, 2009, by 5:00 p.m. PST.
Please let me know if you have any questions. I wish you all the best with your upcoming move and continued success at Callidus!
Sincerely,
/s/ Cindy Eppard
Cindy Eppard
Sr. Director, Human Resources
Agreed and Accepted: __/s/ Merritt Alberti                                         Date: _6/18/2009
Merritt Alberti